Exhibit 99.1

- AGS ANNOUNCES FOURTH QUARTER AND FULL YEAR RESULTS

•	Fourth Quarter Revenue of $57.7 Million Grew 35% Year-Over-Year

•	Record Annual Revenue of $212.0 Million Grew 27% Year-Over-Year

•	Record Annual Adjusted EBITDA of $106.8 Million Grew 25% Year-Over-Year

•	Annual Net Loss of $45.1 Million Improved 45% Year-Over-Year

LAS VEGAS, Nevada, March 14, 2018 - PlayAGS, Inc. (NYSE: AGS) (“AGS”, "us", "we" or the “Company”) today reported operating results for its fourth quarter 2017 and fiscal year ended December 31, 2017.

"Record revenue of $57.7 million in the fourth quarter punctuated a transformative year for AGS. With 27% growth on the top line, 10% recurring revenue growth, and 25% growth in Adjusted EBITDA in fiscal 2017, our results reflected AGS’s continued dedication to best-in-class execution against its growth initiatives to penetrate new jurisdictions and launch high-performing, in-demand products into the market,” said David Lopez, President and CEO of AGS. “Entering the new fiscal year, we believe we are well positioned for meaningful growth as we benefit from continued momentum of our Orion Portrait and Icon cabinets, entry into new domestic and international jurisdictions, and promising new product launches like the Orion Slant, STAX table progressive system, and the Dex S card shuffler.”

Summary of the quarter and year ended December 31, 2017 and 2016
(In thousands, except per-share and unit data)

	Three Months Ended December 31,			Year Ended December 31,
	2017	2016	% Change	2017	2016	% Change
Revenues
EGM	54,184	40,254	34.6%	199,931	156,407	27.8%
Table Products	1,623	669	142.6%	4,065	2,674	52.0%
Interactive	1,854	1,822	1.8%	7,959	7,725	3.0%
Total revenue	57,661	42,745	34.9%	211,955	166,806	27.1%
Operating income / (loss)	861	(1,403)	161.4%	14,502	(17,064)	185.0%
Net loss	(8,520)	(20,234)	57.9%	(45,106)	(81,374)	44.6%
Loss per share	(0.37)	(0.87)	57.5%	(1.94)	(3.51)	44.7%

Adjusted EBITDA
EGM	26,335	23,025	14.4%	107,785	91,729	17.5%
Table Products	193	(268)	172.0%	(528)	(1,663)	68.3%
Interactive	(79)	(656)	88.0%	(416)	(4,727)	91.2%
Total adjusted EBITDA(1)	26,449	22,101	19.7%	106,841	85,339	25.2%

EGM Units Sold	697	260	168.1%	2,565	465	451.6%
EGM total installed base, end of period	23,805	20,851	14.2%	23,805	20,851	14.2%
(1) Adjusted EBITDA is a non-GAAP measure, see non-GAAP reconciliation below.

Fourth Quarter Financial Highlights

•	Total revenue increased 35% to $57.7 million driven by continued growth of our EGMs in the Class III marketplace.

•
At $45.2 million, total recurring revenue grew approximately 20% quarter-over-quarter, primarily attributable to yield optimization efforts and the popularity of our new premium cabinet, Orion Portrait.

•	EGM equipment sales increased 151% to $12.4 million due to the sale of 697 units.

•
Total adjusted EBITDA margin decreased to 46% in the fourth quarter 2017 compared to 52% due to sales mix and the timing of G2E, which took place in the fourth quarter 2017 and in the third quarter for 2016.

•	SG&A increased $4.2 million in the fourth quarter of 2017 due to the timing of the annual Global Gaming Expo ("G2E") trade show as well as well as increased costs due to higher headcount.

•
R&D increased $3.0 million in the fourth quarter of 2017 driven by increased headcount costs and the development of our new Orion Portrait and Orion Slant cabinets as well as our newly established game development studio in Sydney, Australia.

•	At $26.4 million, adjusted EBITDA increased 20% driven by increases in revenue, and offset by increased adjusted operating expenses of $4.8 million primarily due to increased headcount.

•	Net loss significantly improved to $8.5 million from $20.2 million.

Full Year Financial Highlights

•	Total revenue increased 27% to $212.0 million due to the continued growth of our EGM segment driven by the introduction of new products and our continued expansion into the Class III marketplace.

•	At $170.3 million, total recurring revenue grew approximately 10%, primarily attributable to yield optimization efforts and the popularity of our new premium cabinet, Orion Portrait.

•	EGM equipment sales increased 250% to $41.6 million driven by an increase of 2,100 sold EGMs for a total of 2,565.

•	Total adjusted EBITDA margin was 50% for 2017 compared to 51%, which is attributable primarily to the large increase in EGM equipment sales revenue.

•	SG&A decreased $2.1 million in 2017 primarily due to decreased user acquisition fees from our Interactive segment in efforts to optimize marketing spend.

•
R&D increased $4.4 million in 2017 driven by increased headcount costs and the development of our new Orion Portrait and Orion Slant cabinets as well as our newly established game development studio in Sydney, Australia.

•
At $106.8 million, adjusted EBITDA increased 25% driven by the increases in revenue described above, and offset by increased adjusted operating expenses of $4.1 million primarily due to increased headcount.

•	Net loss significantly improved to $45.1 million from $81.4 million.

Full Year Business Highlights

•	EGM average selling price increased nearly 10% to $16,329.

•	Domestic EGM revenue per day increased $1.03 to $25.77 driven by our yield optimization efforts as well as the introduction of our new, high performing products.

•	Nearly $4.4 million of 2017’s recurring revenue came from our yield optimization efforts. As of year end, we have optimized nearly 2,300 units, of which 70% were optimized in 2017.

•	Table Products increased 900 units, or 60%, to 2,400 units driven by both organic growth and the purchase of In Bet assets.

•	Our ICON cabinet footprint grew nearly 300% to over 4,700 total units in the field.

•	Introduced to the market in Q1 of 2017, our Orion Portrait cabinet ended the year with over 1,900 total units in the field.

Balance Sheet Review

Capital expenditures increased $16.8 million to $57.5 million in 2017, compared to $40.7 million. The increase was driven primarily by the purchase of property and equipment of $15.7 million and software development costs of $1.1 million to fuel growth initiatives. As of December 31, 2017, AGS had $19.2 million in cash and cash equivalents compared to $18.0 million at December 31, 2016. Total net debt as of December 31, 2017, was approximately $649 million. As a result of the IPO, the exercise in full of the underwriters’ overallotment option and the settlement of our HoldCo PIK notes subsequent to year end, our pro forma total net debt decreased by $171 million to $478 million.

Recent Developments

Initial Public Offering

On January 26, 2018, we completed the initial public offering of our common stock, in which it issued and sold 10,250,000 shares of common stock at a public offering price of $16.00 per share. We received net proceeds of $149.1 million from the initial public offering, after deducting underwriting discounts and commissions and offering expenses payable.

On February 27, 2018 we sold an additional 1,537,500 shares of common stock at a public offering price of $16.00 per share pursuant to the underwriters’ exercise in full of the over-allotment option and we received net proceeds of $23.0 million from the exercise of the over-allotment option, after deducting underwriting discounts and commissions.
Repayment of Senior Secured PIK Notes

On January 30, 2018, we used the net proceeds of the initial public offering and cash on hand to redeem in full the 11.25% senior secured PIK notes due 2024 (the “Notes”). On the redemption date, the aggregate principal amount of the Notes outstanding was $152.6 million and the amount of accrued and unpaid interest was $1.4 million. In connection with the redemption, we repaid all of the outstanding obligations in respect of principal, interest and fees under the Notes.

Term Loan Repricing

On February 7, 2018 we completed the repricing of our existing $513 million term loans under our First Lien Credit Agreement (the "Term Loans"). The Term Loans were repriced from 550 basis points to 425 basis points over LIBOR. The LIBOR floor remains at 100 basis points. As a result of the repricing, we expect to realize annual cash interest savings of approximately $6.4 million.

2018 Outlook

We expect to generate total adjusted EBITDA of $124 - $130 million in 2018, representing growth of approximately 16%-22% compared to the prior year period.

AGS expects 2018 capital expenditures to be in the range of $55 - $60 million, compared to $57.5 million in 2017, reflecting an expectation for a continued increase in our installed base in both existing and new markets as well as our ongoing yield optimization initiative.

Comparison of Fiscal 2018 Guidance to Fiscal 2017 and Fiscal 2016 Results

	Year ended December 31,
(in $mm)	2018 Guidance	2017	2016
Adjusted EBITDA (1)	$124 - $130	$107	$85
Capex	$55 - $60	$57	$41
(1) A reconciliation of this measure to net income, which is its most comparable GAAP measure, can be found on page 8 of this press release.

Conference Call and Webcast

Today, at 4:00 p.m. EST, management will host a conference call to present the fourth quarter 2017 results. Listeners may access a live webcast of the conference call along with accompanying slides at AGS' Investor Relations website at http://investors.playags.com/. A replay of the webcast will be available on the website following the live event. To listen by telephone, the US/Canada toll-free dial-in number is +1 (866) 777-2509 and the dial-in number for participants outside the US/Canada is +1 (412) 317-5413. The conference ID/confirmation code is AGS Q4 Earnings Call.

Company Overview

AGS is a global company focused on creating a diverse mix of entertaining gaming experiences for every kind of player. Our roots are firmly planted in the Class II Native American gaming market, but our customer-centric culture and remarkable growth have helped us branch out to become one of the most all-inclusive commercial gaming suppliers in the world. Powered by high-performing Class II and Class III slot products, an expansive table products portfolio, highly-rated social casino solutions for players and operators, and best-in-class service, we offer an unmatched value proposition for our casino partners. Learn more about us at www.playags.com.

Forward-looking Statements

This release contains “forward-looking statements.” Forward-looking statements include any statements that address future results or occurrences. In some cases you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “would,” “should,” “could” or the negatives thereof. Generally, the words “anticipate,” “believe,” “continue,” “expect,”

“intend,” “estimate,” “project,” “plan” and similar expressions identify forward-looking statements. In particular, statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance contained in this Annual Report on Form 10-K in Item 1. “Business,” Item 1A. “Risk Factors” and Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are forward-looking statements. These forward-looking statements include statements that are not historical facts, including statements concerning our possible or assumed future actions and business strategies.

PLAYAGS, INC.
CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share and per share data)

	December 31,
	2017	2016
Assets
Current assets
Cash and cash equivalents	$19,242	$17,977
Restricted cash	100	100
Accounts receivable, net of allowance of $1,462 and $1,972 respectively	32,776	24,035
Inventories	24,455	10,729
Prepaid expenses	2,675	2,609
Deposits and other	3,460	3,052
Total current assets	82,708	58,502
Property and equipment, net	77,982	67,926
Goodwill	278,337	251,024
Deferred tax asset	1,115	9
Intangible assets	232,287	232,877
Other assets	24,813	23,754
Total assets	$697,242	$634,092

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$11,407	$8,790
Accrued liabilities	24,954	17,702
Current maturities of long-term debt	7,359	6,537
Total current liabilities	43,720	33,029
Long-term debt	644,158	547,238
Deferred tax liability - noncurrent	1,016	6,957
Other long-term liabilities	36,283	30,440
Total liabilities	725,177	617,664
Commitments and contingencies (Note 14)
Stockholders' equity
Preferred stock at $0.01 par value; 100,000 shares authorized, no shares issued and outstanding	—	—
Common stock at $0.01 par value; 46,629,155 shares authorized; 23,208,076 Shares issued and outstanding at December 31, 2017 and 2016.	149	149
Additional paid-in capital	177,276	177,276
Accumulated deficit	(201,557)	(156,451)
Accumulated other comprehensive (loss) income	(3,803)	(4,546)
Total stockholders’ equity	(27,935)	16,428
Total liabilities and stockholders’ equity	$697,242	$634,092

PLAYAGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(amounts in thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
Revenues
Gaming operations (1)	$45,212	$37,764	$170,252	$154,857
Equipment sales	12,449	4,981	41,703	11,949
Total revenues	57,661	42,745	211,955	166,806
Operating expenses
Cost of gaming operations(2)	9,948	7,109	31,742	26,736
Cost of equipment sales(2)	5,521	1,993	19,847	6,237
Selling, general and administrative	13,647	9,454	44,015	46,108
Research and development	7,803	4,829	25,715	21,346
Write downs and other charges	1,830	1,109	4,485	3,262
Depreciation and amortization	18,051	19,654	71,649	80,181
Total operating expenses	56,800	44,148	197,453	183,870
Loss from operations	861	(1,403)	14,502	(17,064)
Other expense (income)
Interest expense	13,131	15,812	55,511	59,963
Interest income	(28)	(6)	(108)	(57)
Loss on extinguishment and modification of debt	903	—	9,032	—
Other expense (income)	1,867	1,090	(2,938)	7,404
Loss before income taxes	(15,012)	(18,299)	(46,995)	(84,374)
Income tax benefit (expense)	6,492	(1,935)	1,889	3,000
Net loss	(8,520)	(20,234)	(45,106)	(81,374)
Foreign currency translation adjustment	36	(598)	743	(2,735)
Total comprehensive loss	$(8,484)	$(20,832)	$(44,363)	$(84,109)

Basic and diluted loss per common share:
Basic	$(0.37)	$(0.87)	$(1.94)	$(3.51)
Diluted	$(0.37)	$(0.87)	$(1.94)	$(3.51)
Weighted average common shares outstanding:
Basic	23,208	23,208	23,208	23,208
Diluted	23,208	23,208	23,208	23,208
(1) includes revenues from our EGM, Table Products and Interactive segments
(2) exclusive of depreciation and amortization

PLAYAGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

	Year ended December 31,
	2017	2016
Cash flows from operating activities
Net loss	$(45,106)	$(81,374)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	71,649	80,181
Accretion of contract rights under development agreements and placement fees	4,680	4,702
Amortization of deferred loan costs and discount	2,976	3,542
Payment-in-kind interest capitalized	15,935	15,396
Payment-in-kind interest payments	(2,698)	—
Write off of deferred loan cost and discount	3,294	—
Provision (benefit) for bad debts	651	2,290
Imputed interest income	—	—
Loss on disposition of assets	3,901	1,149
Impairment of assets	584	4,749
(Benefit) provision of deferred income tax	(7,062)	(7,998)
Changes in assets and liabilities that relate to operations:
Accounts receivable	(8,348)	(3,191)
Inventories	(1,636)	307
Prepaid expenses	(599)	2,021
Deposits and other	(374)	(315)
Other assets, non-current	(2,290)	467
Accounts payable and accrued liabilities	8,451	12,567
Net cash provided by (used in) operating activities	44,008	34,493
Cash flows from investing activities
Business acquisitions, net of cash acquired	(63,850)	—
Collection of notes receivable	—	—
Purchase of intangible assets	(1,226)	(1,311)
Software development and other expenditures	(7,664)	(6,526)
Proceeds from disposition of assets	514	87
Purchases of property and equipment	(48,585)	(32,879)
Net cash used in investing activities	(120,811)	(40,629)
Cash flows from financing activities
Borrowings under the revolving facility	—	—
Repayments under the revolving facility	—	—
Proceeds from issuance of first lien credit facilities	448,725	—
Proceeds from incremental term loans	65,000	—
Repayment of senior secured credit facilities	(410,655)	—
Payments on first lien credit facilities	(2,413)	(6,987)
Deferred offering costs paid	(653)	—
Payment of previous acquisition obligation	—	(1,125)
Payment of financed obligations	(128)
Payment of financed placement fee obligations	(3,807)	(3,516)
Repayment of seller notes	(12,401)	—
Payments on equipment long term note payable and capital leases	(2,372)	—
Repurchase of shares issued to management	—	(50)
Proceeds from issuance of common stock	—	—
Proceeds from employees in advance of common stock issuance	25	75
Payment of deferred loan costs	(3,267)	—
Net cash provided by financing activities	78,054	(11,603)
Effect of exchange rates on cash and cash equivalents	14	(6)
Increase (decrease) in cash and cash equivalents	1,265	(17,745)
Cash and cash equivalents, beginning of period	17,977	35,722
Cash and cash equivalents, end of period	$19,242	$17,977
Supplemental cash flow information:
Cash paid during the period for interest	$35,890	$40,060
Cash paid during the period for taxes	$1,157	$1,247
Non-cash investing and financing activities:
Non-cash consideration given in business acquisitions	$2,600	$—
Financed placement fees	$—	$—
Financed purchase property and equipment	$368	$2,662
Financed purchase of intangible asset	$4,866	$—

Non-GAAP Financial Measures

This press release and accompanying schedules provide certain information regarding adjusted EBITDA which is considered a non-GAAP financial measures under the rules of the Securities and Exchange Commission.

We believe that the presentation of total adjusted EBITDA is appropriate to provide additional information to investors about certain material non-cash items that we do not expect to continue at the same level in the future, as well as other items we do not consider indicative of our ongoing operating performance. Further, we believe total adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures. It also provides management and investors with additional information to estimate our value.

Total adjusted EBITDA is not a presentation made in accordance with GAAP. Our use of the term total adjusted EBITDA may vary from others in our industry. Total adjusted EBITDA should not be considered as an alternative to operating income or net income. Total adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation or as a substitute for the analysis of our results as reported under GAAP.

Our definition of total adjusted EBITDA allows us to add back certain non-cash charges that are deducted in calculating net income and to deduct certain gains that are included in calculating net income. However, these expenses and gains vary greatly, and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, in the case of charges or expenses, these items can represent the reduction of cash that could be used for other corporate purposes. Due to these limitations, we rely primarily on our GAAP results, such as net loss, (loss) income from operations, EGM Adjusted EBITDA, Table Products Adjusted EBITDA or Interactive Adjusted EBITDA and use Total adjusted EBITDA only supplementally.
The following table presents a reconciliation of total adjusted EBITDA to net loss, which is the most comparable GAAP measure:

Total Adjusted EBITDA Reconciliation

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
Net loss	(8,520)	(20,234)	(45,106)	(81,374)
Income tax (benefit) expense	(6,492)	1,935	(1,889)	(3,000)
Depreciation and amortization	18,051	19,654	71,649	80,181
Other expense (income)	1,867	1,090	(2,938)	7,404
Interest income	(28)	(6)	(108)	(57)
Interest expense	13,131	15,812	55,511	59,963
Write downs and other(1)	1,830	1,109	4,485	3,262
Loss on extinguishment and modification of debt(2)	903	—	9,032	—
Other adjustments(3)	823	159	2,890	1,809
Other non-cash charges(4)	2,332	1,777	7,794	8,860
New jurisdiction and regulatory licensing costs(5)	758	358	2,062	1,315
Legal & litigation expenses including settlement payments(6)	(243)	70	523	1,565
Acquisition & integration related costs(7)	2,037	377	2,936	5,411
Adjusted EBITDA	26,449	22,101	106,841	85,339

(1) Write downs and other includes items related to loss on disposal or impairment of long lived assets, fair value adjustments to contingent consideration and acquisition costs
(2) Loss on extinguishment and modification of debt primarily relates to the refinancing of long-term debt, in which deferred loan costs and discounts related to old senior secured credit facilities were written off
(3) Other adjustments are primarily composed of professional fees incurred for projects, corporate and public filing compliance, contract cancellation fees and other transaction costs deemed to be non-operating in nature
(4) Other non-cash charges are costs related to non-cash charges and losses on the disposition of assets, non-cash charges on capitalized installation and delivery, which primarily includes the costs to acquire contracts that are expensed over the estimated life of each contract and non-cash charges related to accretion of contract rights under development agreements

(5) New jurisdiction and regulatory license costs relates primarily to one-time non-operating costs incurred to obtain new licenses and develop products for new jurisdictions
(6) Legal & litigation expenses include of payments to law firms and settlements for matters that are outside the normal course of business
(7) Acquisition and integration costs include restructuring and severance and are related to costs incurred after the purchase of businesses, such as the acquisitions of Rocket, In Bet, Cadillac Jack and RocketPlay, to integrate operations

For information contact:
Julia Boguslawski, Chief Marketing Officer & EVP of Investor Relations
PlayAGS, Inc.
702-724-1125
jboguslawski@playags.com

Or

Steven Kopjo, Director of SEC Reporting & Investor Relations
PlayAGS, Inc.
702-724-1155
skopjo@playags.com